Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) dated this 17th day of August, 2011, by and between Hampton Roads Bankshares, Inc., (the “Company” and,  collectively with Bank of Hampton Roads and Shore Bank, the “Bank”) and John A. B. Davies, Jr. (“Davies”) provides:
R E C I T A L S

A.    The Bank employed Davies as President and Chief Executive Officer of the Company under an Employment Agreement dated July 13, 2009 (“Employment Agreement”).
B.    Davies tendered his resignation to the Bank on August 12, 2011 effective September 11, 2011 so he could return to his career as a bank consultant.
C.    Under the Employment Agreement, Davies was to provide the Bank with two years of consulting services upon the end of his employment.  Due to the progress the Bank has already made during Davies’ direction and Davies’ desire to focus more on consulting with other banks in the Southeast needing assistance, the Bank and Davies desire to shorten his obligation to one year.
D.    The parties to this Agreement desire to amend and clarify the obligations of the Bank and Davies following his resignation.
NOW, THEREFORE, in consideration of payments provided hereunder and the following mutual promises and agreements, the sufficiency of which is acknowledged by Davies and the Bank, the parties agree as follows:

1.   Employment.
(a)           Effective August 12, 2011, Davies ceased acting as President and CEO of the Company and will serve as a full-time employee until September 11, 2011, carrying out such duties as shall be delegated to him by the Bank and otherwise assisting with the Bank’s management transition.  His compensation and benefits for his employment will remain as provided in Sections 4 and 5 of the Employment Agreement through September 11, 2011.  Davies’ employment will end on September 11, 2011.
(b)           On the next payroll date following September 11, 2011, the Bank will pay Davies any accrued but unused vacation leave.
(c)           As soon as practical, Davies will return all Bank property in his possession except for his Bank automobile, including but not limited to all items specified in Section 10 of the Employment Agreement as well as his Bank credit card and cell phone.
(d)           Davies will be eligible to purchase continuation of insurance coverage following September 11, 2011 as provided under COBRA.
(e)           Except as provided in Section 1(a), Davies resigns, effective immediately, from any and all positions with the Bank and any other related companies, subsidiaries, or affiliates.
2.   Agreement Not to File Administrative Charges or Lawsuits.
By executing this Agreement, Davies and the Bank agree never to file a lawsuit in any court or any administrative charge or complaint concerning Davies’ employment with the Bank, the circumstances surrounding the end of Davies’ employment or claims released in Paragraph 3 of this Agreement except as may be necessary to enforce the terms hereof.

3.   Complete Mutual Release.
(a)           Davies knowingly and voluntarily agrees to release the Bank, and any other related companies, subsidiaries, or affiliates, its current and former employees, owners, officers, agents, independent contractors and directors of any of them (“Released Parties”) from all claims or demands Davies may have based on his employment with the Bank and the circumstances that surrounded the end of his employment.  This release includes, but is not limited to, a release of any claims or rights Davies may have under the Employment Agreement or Title VII of the Civil Rights Act of 1964, and the amendments thereto embodied in the Civil Rights Act of 1991; the Employment Retirement Income Security Act of 1974, as amended, the National Labor Relations Act, as amended, the Americans with Disabilities Act, the Occupational Safety and Health Act, as amended, or any other federal, state or local statutes or regulations regulating Davies’ employment by the Bank.  This release also includes a release of any state or federal common law, public policy, contract or tort claims Davies may have based upon his employment by the Board or the circumstances that surrounded the end of his employment.  This release covers both claims that Davies knows about and those that Davies may not know about that occurred on or before the execution of this Agreement.
(b)           The Bank hereby knowingly and voluntarily releases and forever discharges Davies from all liabilities, claims, demands, rights of action or causes of action the Bank had, has or may have against Davies, including, but not limited to, any claims or demands based upon or relating to Davies’ employment with the Bank or the circumstances that surrounded the end of that employment.  This release covers both claims that the Bank knows about and those claims it may not know about.
(c)           Notwithstanding the foregoing, the Bank and Davies agree that nothing in this release shall be construed to prohibit the exercise of any rights by either party that such party may not waive as a matter of law.

4.           No Admission of Liability.
    This Agreement and the payments and performances hereunder shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of the Bank or Davies.
5.           Non-Disparagement

(a)    Davies agrees not to make any derogatory statement with regard to the performance, character, or reputation of the Released Parties or assert that any of them has acted improperly or unlawfully with respect to Davies or any other employee of the Bank.  Nothing contained herein shall limit Davies’ communications with his counsel or, to the extent necessary to respond to inquiries initiated by regulators of the Bank or any of its related companies, subsidiaries, or affiliates, his communications with such regulators.
(b)    The Bank agrees not to make any derogatory statement with regard to the performance, character or reputation of Davies or assert that Davies has acted improperly or unlawfully with respect to the Bank or any other employee of the Bank.  For purposes of this paragraph 5(b) only, the Bank means members of the Board and the Bank’s executive officers.  Nothing contained herein shall limit the Bank’s communications with its regulators, counsel or accountants.
(c)    The restrictions in this paragraph 5 will not apply if Davies or one of the individuals restricted under paragraph 5(b) have been compelled to provide testimony or information.  In the event that one of the individuals to whom these restrictions apply gains any knowledge that he or she will be required to give testimony or information regarding the other party, that individual will provide the other party with prompt written notice of the upcoming testimony.

6.           Restrictive Covenants.
Anything herein to the contrary notwithstanding, Davies and the Bank agree that Davies’ obligations under Sections 10, 11, and 12 of the Employment Agreement will survive the termination of his employment, will not be superseded by this Agreement and are hereby incorporated by reference.  Davies and the Bank further agree that the obligations under Sections 11 and 12 of the Employment Agreement will be extended through September 11, 2013. In consideration thereof and the other provisions of this Transition Agreement, the Bank shall pay   one hundred and ten thousand dollars ($110,000) to Davies (“the Restrictive Covenant Payment”).  The Restrictive Covenant Payment will be paid to Davies as follows:  (a) ten thousand dollars ($10,000) upon execution of this Agreement; and (b) four payments of twenty-five thousand dollars ($25,000) each payable on or before each of November 16, 2011, February 16, 2012, May 16, 2012 and August 16, 2012.  If Davies violates the provisions of 10, 11 or 12 of the Employment Agreement, no further payment will be made pursuant to this Section 6 and any payment previously made pursuant to this Section 6 shall be immediately returned by Davies to the Bank.
7.           Consulting Agreement.
Davies and the Bank agree to enter into the Consulting Agreement attached hereto as Exhibit 1.
8.           Entire Agreement.
This is the entire agreement between Davies and the Bank related to the end of Davies’ employment.  Neither party has made any promises to the other except for those as set forth in this Agreement.  This Agreement is the product of mutual negotiations between the parties.  Each party has reviewed this Agreement.  The meaning, effect and terms of this Agreement have been fully explained to the parties and the terms therefore shall be governed by its express language.

9.           Litigation Assistance.
        Davies agrees that, unless compelled by law, Davies will not, directly or indirectly, assist any person or entity in connection with any potential or actual litigation against the Bank or any other of the Released Parties described in Paragraph 3 hereof.  To the extent that the Bank is involved in any litigation related to issues that occurred during Davies’ previous consulting engagement or employment with the Bank and about which Davies had knowledge, Davies agrees to voluntarily testify on behalf of the Bank and to make himself reasonably available to the Bank’s counsel to share Davies’ factual knowledge of the events.  The Bank shall reimburse Davies for his out-of-pocket expenses incurred in providing such testimony or assistance.  In addition, to the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Bank shall indemnify Davies from and against all liabilities incurred by him in connection with or resulting from any action, suit or proceeding in which he is or was a party by reason of the fact that he is or was an officer of the Bank or in connection with his previous consulting engagement.
10.           Invalid Provisions.
The invalidity or unenforceability of any particular provision of this Agreement will not affect the validity or enforceability of any other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.
11.           Successorship.
It is the intention of the parties that the provisions hereof be binding upon the parties and their respective employees, affiliates, agents, heirs, successors and assigns forever.  Davies’ obligations under this Agreement shall inure to the benefit of any successors or assigns of the Bank.  Davies specifically acknowledges that in the event of a sale of all or substantially all of the assets or stock of the Bank, or any other event or transaction resulting in a change of ownership or control of the Bank’s business, the rights and obligations of the Bank hereunder shall inure to the benefit of any transferee, purchaser, or future owners of the Bank’s business.  The Bank and Davies agree that no party to this Agreement shall be permitted to assign any portion thereof, with the sole exception that the Bank shall be permitted to assign this Agreement in connection with a transaction described in the preceding sentence.

12.           Governing Law and Venue.
The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Virginia without giving effect to any conflict of laws provisions thereof.  Davies agrees that any action brought to enforce or to test the enforceability of any provision of this Agreement, shall be brought in either the United States District Court for the Eastern District of Virginia, Norfolk Division, or the Circuit Court for the City of Norfolk, Virginia.
13.           Regulatory Requirements.
Notwithstanding anything in this Agreement to the contrary, the Bank shall not be required to make any payment under this Agreement to the extent such payment is prohibited by the Board of Governors of the Federal Reserve System pursuant to the terms of regulations presently found at 12 C.F.R. part 359 or to the extent that any required governmental approval of the payment is not received or such payment is specifically prohibited by any state or federal statutes or regulations thereunder; any provisions of this Agreement in violation of the foregoing are null and void ab initio, and any payment made in violation of the foregoing shall be immediately returned by Davies to the Bank.  The parties agree that they are unaware of any such prohibition or required governmental approval.

8-17-11
DATE	/s/John A.B. Davies, Jr.
JOHN A. B. DAVIES, JR.

HAMPTON ROADS BANKSHARES, INC.
8-17-11
DATE		/s/Henry P. Custis, Jr.
	By:	Henry P. Custis, Jr.
	Its:	Chairman

Exhibit 1

CONSULTING AGREEMENT

THIS AGREEMENT (“AGREEMENT”) is made as of August 17, 2011 and is effective as of September 12, 2011 (the “Effective Date”), by and between Hampton Roads Bankshares, Inc. (collectively, with Bank of Hampton Roads and Shore Bank, the “Bank”) and John A.B. Davies, Jr. (the “Consultant”).

WHEREAS, the Consultant possesses certain valuable knowledge, professional skills and expertise which will contribute to the success of the business of the Bank and its affiliates; and

WHEREAS, it is the desire of the Bank and the Consultant to have the Consultant serve as an independent contractor in a consulting capacity to the Bank; and

WHEREAS, the Bank and the Consultant desire to set forth, in writing, the terms and conditions of their agreements and understandings;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

Section 1.                                                   Services; Term.

(a)           The Bank and the Consultant agree that the Bank shall require, and Consultant shall provide, 1,000 hours of service as an independent contractor in a consulting capacity to the Bank from the Effective Date through September 11, 2012 (the “Term”).  During the Term, Consultant agrees upon reasonable notice to perform those services reasonably requested of him in writing by the Chairman of the Board or the Chief Executive Officer of the Bank. The type of services he may be requested to perform are described in Exhibit A.

(b)           The Bank and Consultant agree that Consultant shall furnish services as an independent contractor and not as an employee of the Bank.  Consultant has no power or authority to act for, represent, or bind the Bank in any matter, including but not limited to, entering into contracts or agreements.  As an independent contractor, Consultant will have no supervisory or management level control over Bank employees.  Consultant acknowledges that, as an independent contractor, the compensation that he receives shall not be considered “wages” for purposes of income tax withholding, FICA, and unemployment taxes.  Consultant further acknowledges that he is solely responsible for any tax liability arising from payments made under this Agreement, and he agrees to indemnify the Bank from any and all liability that may be assessed against the Bank for his failure to pay taxes on such compensation.

(c)           The Consultant acknowledges that he is entering into this Agreement of his own free will and that he has had the benefit of the advice of, and is relying solely upon the advice of, independent counsel of his own choice.

Section 2.                                Compensation.

(a)           As compensation for the services to be rendered by the Consultant in accordance with Section 1(a) above, the Consultant shall receive an amount equal to $41,667.00 per month for twelve consecutive months beginning October 12, 2011, subject to adjustment based on the number of hours of service performed during the prior month at an hourly rate of $500, not to exceed a total of $500,000 during the Term.

(b)           The Bank shall reimburse Consultant for reasonable and customary expenses incurred by Consultant in connection with the performance of services rendered pursuant to this Agreement, subject to approval by the Bank in advance.  In order to receive reimbursement for expenses, Consultant shall submit timely records and receipts of said expenses to the Bank.

(c)           During the Term, the Bank shall provide Consultant with the use of a vehicle.

(d)           If Consultant refuses or is unable to provide services under Section 1(a) such that he will not provide 1,000 hours of services during the Term, the Bank may terminate this Agreement and no further compensation will be paid under this Agreement.

Section 3.                                Confidentiality.

Consultant covenants and agrees that any and all information concerning the customers, businesses and services of the Bank and its related companies, subsidiaries, and affiliates of which he has knowledge or access as a result of this Agreement, shall be deemed confidential in nature and shall not, without prior written consent of the Bank, be directly or indirectly used, disseminated, disclosed or published by Consultant to third parties other than in connection with the usual conduct of the business of the Bank.  Such information shall expressly include, but shall not be limited to, information concerning the trade secrets, business operations, business records, employee information, customer lists or other customer information of the Bank and its related companies, subsidiaries, and affiliates.  In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Bank with the maximum protection.  This Section 3 shall not be applicable to any information which, through no misconduct or negligence of Consultant, has previously been disclosed to the public by anyone other than Consultant.

Section 4.                                Regulatory Requirements.

Notwithstanding anything in this Agreement to the contrary, the Bank shall not be required to make any payment under this Agreement to the extent such payment is prohibited by the Board of Governors of the Federal Reserve System pursuant to the terms of those regulations presently found at 12 C.F.R. part 359 or to the extent that any required governmental approval of the payment is not received or such payment is specifically prohibited by any state or federal statutes or regulations thereunder; any provisions of this Agreement in violation of the foregoing are null and void ab initio, and any payment made in violation of the foregoing shall be immediately returned by Consultant to the Bank.  The parties agree that they are unaware of any such prohibition or required governmental approval.

Section 5.                                   Invalid Provisions.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be valid and enforceable to the fullest extent permitted by law without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.                                    Governing Law.

Except where preempted by federal law, this Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.

Section 7.                                    Captions.

The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 8.                                     Section 409A.

This Agreement is intended to comply with Section 409A to the extent Section 409A is applicable.  This Agreement shall be interpreted and administered accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 17th day of August, 2011.

HAMPTON ROADS BANKSHARES, INC.

By:
John A.B. Davies, Jr.		Henry P. Custis, Jr.
Chairman

EXHIBIT A

•	Continue to work with the various existing advisory boards (including Richmond, Norfolk, and Outer Banks) and such other advisory boards as may be established in the future;
•	Work on business development matters with prospective bank customers;
•	Provide assistance with existing bank customers with whom Consultant has had a significant relationship over the past two years;
•	Provide guidance and history on some of the major troubled loans and loan relationships which Consultant has dealt with over the last two years.
•	Attend various bank business functions;
•	Assist the Board and management with establishing and refining significant policies and procedures;
•	Provide bank history on matters of importance occurring during the last two years;
•	Provide such analysis as may be reasonably requested by the Board of Directors or management of the Bank on a periodic basis; and
•	Cooperate with the Bank in furthering its best interests.